   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997


                                                SECURITIES ACT FILE NO. 333-1787

                                        INVESTMENT COMPANY ACT FILE NO. 811-7565
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM N-2

                        (CHECK APPROPRIATE BOX OR BOXES)

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          PRE-EFFECTIVE AMENDMENT NO.



                         POST-EFFECTIVE AMENDMENT NO. 1


                                     AND/OR

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                                AMENDMENT NO. 10

                            ------------------------

                               WBK STRYPES TRUST

               (Exact Name of Registrant as Specified in Charter)

                            C/O PUGLISI & ASSOCIATES
                               850 LIBRARY AVENUE
                                   SUITE 204
                             NEWARK, DELAWARE 19715

                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, including Area Code: (302) 738-6680

                               DONALD J. PUGLISI
                               850 LIBRARY AVENUE
                                   SUITE 204
                             NEWARK, DELAWARE 19715
                    (Name and Address of Agent for Service)
                            ------------------------

                                   COPIES TO:

       NORMAN D. SLONAKER, ESQ.                    THOMAS J. RICE, ESQ.
        CRAIG E. CHAPMAN, ESQ.                       Coudert Brothers
           Brown & Wood LLP                    1114 Avenue of the Americas
        One World Trade Center                New York, New York 10036-7703
    New York, New York 10048-0557

                            ------------------------

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a dividend reinvestment plan, check the following box./ /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./X/
                            ------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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
                                     PART C
                               OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

    1.  FINANCIAL STATEMENTS

       Independent Auditors' Report

       Statement of Assets, Liabilities and Capital as of September 24, 1997

    2.  EXHIBITS


          (a) (1)  Amendment to Restated Trust Agreement*
              (2)  Form of Amended and Restated Trust Agreement*
              (3)  Restated Certificate of Trust*
          (b)      Not applicable
          (c)      Not applicable
          (d) (1)  Form of Specimen certificate for STRYPES (included in
                   Exhibit 2(a)(2))*
              (2)  Portions of the Declaration of Trust of the Registrant
                   defining the rights of holders of STRYPES (included in
                   Exhibit 2(a)(2))*
          (e)      Not applicable
          (f)      Not applicable
          (g)      Not applicable
          (h)      Form of Purchase Agreement*
          (i)      Not applicable
          (j)      Form of Custodian Agreement*
          (k) (1)  Form of Administration Agreement*
              (2)  Form of Paying Agent Agreement*
              (3)  Form of Forward Purchase Contract*
              (4)  Form of Escrow Agreement*
              (5)  Form of Fund Expense Agreement*
              (6)  Form of Fund Indemnity Agreement
              (7)  Form of Nominee Trust Agreement*
          (l)      Opinion and Consent of Brown & Wood LLP, U.S. counsel to the
                   Trust*
          (m)      Not applicable
          (n) (1)  Tax Opinion and Consent of Brown & Wood LLP, U.S. counsel to the Trust*
              (2)  Tax Opinion and Consent of Coopers & Lybrand, Australian tax
                   adviser to the Trust*
              (3)  Consent of Deloitte & Touche LLP, independent auditors for the Trust*
              (4)  Consent of Allen Allen & Hemsley, Australian counsel to the
                   Trust*
          (o)      Not applicable
          (p)      Form of Subscription Agreement*
          (q)      Not applicable
           27      Financial Data Schedule*



------------------------

 *  Filed previously.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on the 30th day of September, 1997.


                                WBK STRYPES Trust

                                By:             /s/ DONALD J. PUGLISI
                                      -----------------------------------------
                                                  Donald J. Puglisi
                                                  MANAGING TRUSTEE

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registrant's Registration Statement has been signed below by the following persons, in the capacities and on the date indicated.


                          NAME                                     TITLE                     DATE
---------------------------------------------------------  ----------------------  ------------------------

                  /s/ DONALD J. PUGLISI
      --------------------------------------------         Managing Trustee           September 30, 1997
                    Donald J. Puglisi

                 WILLIAM R. LATHAM III*
      --------------------------------------------         Trustee
                  William R. Latham III

                    JAMES B. O'NEILL*
      --------------------------------------------         Trustee
                    James B. O'Neill

               *By: /s/ DONALD J. PUGLISI
      --------------------------------------------                                 September 30, 1997
            (Donald J. Puglisi, Attorney-in-Fact)

                                 EXHIBIT INDEX


  NUMBER                                                              PAGE
----------                                                          ---------
      2(a) (1)  Amendment to Restated Trust Agreement*............
           (2)  Form of Amended and Restated Trust Agreement*.....
           (3)  Restated Certificate of Trust*....................
       (b)      Not applicable....................................
       (c)      Not applicable....................................
       (d) (1)  Form of Specimen certificate for STRYPES (included in Exhibit 2(a)(2))*..............................
           (2)  Portions of the Declaration of Trust of the
                Registrant defining the rights of holders of
                STRYPES (included in Exhibit 2(a)(2))*............
       (e)      Not applicable....................................
       (f)      Not applicable....................................
       (g)      Not applicable....................................
       (h)      Form of Purchase Agreement*.......................
       (i)      Not applicable....................................
       (j)      Form of Custodian Agreement*......................
       (k) (1)  Form of Administration Agreement*.................
           (2)  Form of Paying Agent Agreement*...................
           (3)  Form of Forward Purchase Contract*................
           (4)  Form of Escrow Agreement*.........................
           (5)  Form of Fund Expense Agreement*...................
           (6)  Form of Fund Indemnity Agreement..................
           (7)  Form of Nominee Trust Agreement*..................
       (l)      Opinion and Consent of Brown & Wood LLP, U.S.
                counsel to the Trust*.............................
       (m)      Not applicable....................................
       (n) (1)  Tax Opinion and Consent of Brown & Wood LLP, U.S.
                counsel to the Trust*.............................
           (2)  Tax Opinion and Consent of Coopers & Lybrand,
                Australian tax adviser to the Trust*..............
           (3)  Consent of Deloitte & Touche LLP, independent
                auditors for the Trust*...........................
           (4)  Consent of Allen Allen & Hemsley, Australian
                counsel to the Trust*.............................
       (o)      Not applicable....................................
       (p)      Form of Subscription Agreement*...................
       (q)      Not applicable....................................
        27      Financial Data Schedule*..........................


------------------------

 *  Filed previously.